Strategic Partners Real Estate Fund.
CIK# 0001051562
ANNUAL 03/31/06

Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 73A1, 73A2,74V1,and 74V2 correctly, the correct answers are as follows:


73A1/A2-
Class A $0.2812, Class B $0.1372 Class C $0.1372, Class Z $0.329

74V1/74V2-
Class A $24.96, Class B $24.84, Class C $24.84, Class Z $25.01